EXHIBIT 99.1

FIRST ALBANY REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

ALBANY, NEW YORK, November 3, 2005 – First Albany Companies Inc. (NASDAQ: FACT) reported its financial results for the third quarter ending September 30, 2005, and will hold a conference call today at 4:15 P.M., EST (see dial-in information below).

Overview of Quarterly Results

First Albany’s 2005 third quarter net revenues from continuing operations were $37.2 million, compared to $37.1 million for the 2004 third quarter. A $3.5 million increase in Investment Banking revenue and a $6.6 million improvement in investment income related to the value of the Company’s investment portfolio during the quarter were offset by net revenue declines of $9.5 million in Sales and Trading. For the 2005 third quarter, the Company reported a net loss from continuing operations of $3.0 million compared to a net loss of $6.0 million for the same period in 2004.  Results for the 2005 third quarter include $0.5 million in costs, net of tax, incurred in consolidating the Company’s New York City offices, while results for the 2004 third quarter include, net of tax, $2.1 million for restructuring costs associated with staffing reductions, a software-related asset impairment, legal expenses and documenting compliance with Section 404 of the Sarbanes-Oxley Act.   The 2005 third quarter net loss per diluted share from continuing operations was $0.21 compared to a net loss of $0.45 per diluted share in the third quarter of 2004. Consolidated net loss was $ 2.9 million for the 2005 third quarter compared to a net loss of $6.4 million for the same period in 2004. Diluted earnings per share on a consolidated basis for the 2005 third quarter was a net loss of $0.21 per share compared to a net loss of $0.48 in the third quarter of 2004.

For the nine months ended September 30, 2005, net revenues from continuing operations were $102.3 million, compared to $120.1 million for the same period in 2004.  A strong performance in Fixed Income investment banking and an increase in investment income related to the value of the Company’s investment portfolio were offset by lower net revenues in sales and trading for both Equities and Fixed Income.  Results for the nine months were negatively impacted by $1.7 million in severance costs, net of tax, related to staffing reductions and $0.5 million in expenses, net of taxes, incurred as part of the Company’s effort to consolidate its offices in New York City. Including these charges, the Company reported a net loss from continuing operations of $12.9 million for the first nine months of 2005 compared to a net loss from continuing operations of $ 4.5 million for the same period in 2004.  The 2004 results were negatively impacted by charges totaling $3.7 million, net of tax, including:  restructuring costs associated with staffing reductions, a software-related asset impairment, legal expenses, and documenting compliance with Section 404 of the Sarbanes-Oxley Act.  Earnings per diluted share from continuing operations for the nine months ended September 30, 2005 was a net loss of $0.94 compared to a net loss of $0.37 per diluted share for the same period in 2004.  The Company reported a consolidated net loss of $13.2 million for the nine months ended September 30, 2005, compared to a consolidated net loss of $5.6 million for the same period in 2004. Consolidated diluted earnings per share for the nine months ended September 30, 2005, was a net loss of $0.96 compared to a net loss of $0.46 for the same period of 2004.

“We experienced weakness in our taxable fixed income products, had a strong performance from Public Finance, and the third quarter, net revenue for Investment Banking doubled over the second quarter of this year,” said Alan Goldberg, President and Chief Executive Officer of First Albany. “We expect improved sequential results in the fourth quarter, and will continue to reduce costs and lower our breakeven so that increases in revenue can more readily affect profitability.”

Operational Highlights

Fixed Income

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Fixed Income net revenue was $19.6 million for the 2005 third quarter, compared to $23.4 million for the 2004 third quarter.  For the nine months ended September 30, 2005, Fixed Income net revenue was $60.4 million compared to $61.9 million for the same period in 2004.

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Public Finance net revenue was $8.5 million for the 2005 third quarter compared to $2.5 million for the 2004 third quarter.  For the nine months ended September 30, 2005, public finance net revenue was $20.3 million compared to $11.9 million for the same period in 2004, due primarily to an increase in underwriting revenue.

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The third quarter of 2005 was a difficult quarter in fixed income sales and trading.  A flattening yield curve and low market volatility contributed to the year-over-year declines in revenue in the Company’s taxable products.

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Mortgage-backed net revenue was $3.5 million for the 2005 third quarter compared to $5.9 million for the 2004 third quarter.  The Company’s acquisition of Descap Securities in May of 2004 resulted in a 30.7 percent, or $3.3 million, year-over-year increase in mortgage-backed net revenue for the nine months ended September 30, 2005.

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Corporate bond net revenue was $3.1 million compared to $5.9 million for the 2004 third quarter. For the nine months ended September 30, 2005, corporate bond net revenue was $9.7 million compared to $17.9 million for the same period in 2004. Spread compression continues to negatively impact secondary corporate bond activity.

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Municipal sales and trading revenue was $3.4 million compared to $4.3 million for the 2004 third quarter. For the nine months ended September 30, 2005, municipal sales and trading net revenue was $9.4 million compared to $12.3 million for the same period in 2004.  The drop in revenue was primarily due to a decline in principal transaction revenue.

Equities

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Equity Capital Markets reported year-over-year declines in net revenue for the third quarter of 2005 primarily as a result of lower customer volumes in sales and trading and a decline in advisory fee revenue in Investment Banking. Net revenue was $16.0 million for the 2005 third quarter compared to $19.1 million for the 2004 third quarter.  For the nine months ended September 30, 2005, Equity Capital Markets net revenue was $43.2 million compared to $58.1 million the same period in 2004.

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Investment banking net revenue was $5.6 million for the 2005 third quarter compared to $8.1 million for the 2004 third quarter on lower advisory fee revenue.  During the 2005 third quarter, the Company completed nine transactions, acting as a co-manager on four public offerings, a placement agent on two private offerings, and an advisor on three transactions.  For the nine months ended September 30, 2005, Investment Banking net revenue was $11.5 million compared to $17.4 million for same period in 2004 as result of a decline in underwriting activity and lower advisory fee revenue.

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Sales and Trading net revenue was $10.4 million for the 2005 third quarter compared to $11.0 million for the 2004 third quarter, with a six percent drop in NASDAQ net revenue and a five percent drop in Listed net revenue. For the nine months ended September 30, 2005, Sales and Trading net revenue was $31.6 million compared to $40.5 million the same period in 2004.

Other

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Other net revenue was $1.5 million for the 2005 third quarter compared to net loss of $5.4 million for the third quarter of 2004. The year-over-year increase in revenue was the result of an improvement in investment income related to the change in value of Company’s investment portfolio.

First Albany Companies
Operational Highlights
(Unaudited)
	Three Months Ended September 30			Nine Months Ended September 30
	2005	2004	2005 V 2004	2005	2004	2005 V 2004
(Dollars in Thousands)
Net Revenues:

Equities	$15,996	$19,139	-16%	$43,173	$58,121	-26%
Fixed Income	19,635	23,367	-16%	60,439	61,917	-2%
Other	1,528	(5,442)	128%	(1,273)	111	n/m

Total	$37,159	$37,064	0%	$102,339	$120,149	-15%

Pre-Tax Operating Income (Loss):

Equities	$(389)	$678	-157%	$(5,188)	$3,937	-232%
Fixed Income	816	5,114	-84%	5,988	9,900	-40%
Other	(5,653)	(16,243)	65%	(23,503)	(26,505)	11%

Total	$(5,226)	$(10,451)	50%	$(22,703)	$(12,668)	-79%

Capital Markets (Fixed Income & Equities)
	Three Months Ended September 30			Nine Months Ended September 30
	2005	2004	2005 V 2004	2005	2004	2005 V 2004
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	$10,387	$11,017	-6%	$31,605	$40,539	-22%
Fixed Income	10,979	19,849	-45%	37,713	47,554	-21%

Total Institutional Sales & Trading	21,366	30,866	-31%	69,318	88,093	-21%

Investment Banking
Equities	5,594	8,067	-30%	11,508	17,393	-34%
Fixed Income	8,533	2,537	236%	20,950	12,454	68%

Total Investment Banking	14,127	10,604	33%	32,458	29,847	9%

Net Interest Income	127	928	-86%	1,760	1,855	-5%
Other Income	11	108	-89%	76	243	-69%

Total Net Revenues	$35,631	$42,506	-16%	$103,612	$120,038	-14%

Note: Does not include Discontinued Operations

Other

During the quarter ending June 30, 2005, the Company executed a lease for new office space in New York City, which will provide the opportunity to consolidate operations.  The Company currently anticipates moving into the new space in the first quarter of 2006.  The Company’s leases for its current office spaces in New York City expire in October 2008 and May 2009.  Based upon current market conditions, the Company has estimated it will incur a charge of approximately $2.6 million to $3.0 million, net of anticipated sublease rental income, when it ceases to use its current office spaces.  In addition, the Company has revised the estimated useful lives of leasehold improvements related to its existing space and will recognize an incremental non-cash charge of approximately $0.5 million between October 1, 2005 and the anticipated cease-use date.   Also, in addition to the rent expense being recognized on the existing office spaces through the cease-use date, the Company will also recognize rent expense related to the new space.  In the third quarter of 2005, the Company recognized $0.4 million of the non-cash charge and $0.3 million in additional rent expense.

Shareholders’ Equity

Shareholders’ equity as of September 30, 2005 was $79.7 million, compared to $80.2 million on June 30, 2005.  Book value per share as of September 30, 2005 was $5.96, as compared to $6.03 on June 30, 2005.

Conference Call Information

First Albany Companies will hold a conference call today, Thursday, November 3, 2005, at 4:15 P.M. (EST).   This call will be webcast and can be accessed on the Investor Relations portion of the First Albany Companies website at www.firstalbany.com, as well as being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site. To participate on the call, please dial 800.362.0595 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 800.839.2383.

About First Albany

Founded in 1953, First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, FA Technology Ventures Inc.  First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.

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This press release contains "forward-looking statements,” which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

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FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)

Chief Financial Officer

First Albany Companies

518.447.8500

Ben Tanner (Media)

Fleishman Hillard

212.453.2301

Al Bellenchia (Media)

Fleishman Hillard

212.453.2256

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30		September 30
(In thousands of dollars except for per share amounts and shares outstanding)	2005	2004	2005	2004
Revenues:
Commissions	$4,355	$4,963	$13,586	$16,121
Principal transactions	17,026	24,485	56,337	69,616
Investment banking	14,359	11,994	32,613	32,184
Investment gains	398	(6,204)	(6,247)	(2,341)
Interest	3,832	2,972	11,485	6,895
Fees and other	647	663	3,564	1,794
Total revenues	40,617	38,873	111,338	124,269
Interest expense	3,458	1,809	8,999	4,120
Net revenues	37,159	37,064	102,339	120,149
Expenses (excluding interest):
Compensation and benefits	29,881	32,254	87,919	91,916
Clearing, settlement and brokerage costs	2,375	1,577	7,180	5,011
Communications and data processing	3,598	3,587	10,965	11,369
Occupancy and depreciation	3,460	2,417	9,143	6,982
Selling	1,719	1,966	5,234	5,671
Impairment	-	1,375	-	1,375
Restructuring	-	750	-	750
Other	1,352	3,589	4,601	9,743
Total expenses (excluding interest)	42,385	47,515	125,042	132,817
Income (loss) before income taxes	(5,226)	(10,451)	(22,703)	(12,668)
Income tax (benefit) expense	(2,274)	(4,458)	(9,791)	(8,188)
Income (loss) from continuing operations	(2,952)	(5,993)	(12,912)	(4,480)
Income (loss) from discontinued operations, net of taxes	41	(378)	(249)	(1,147)
Net income (loss)	$(2,911)	$(6,371)	$(13,161)	$(5,627)

Per share data:
Basic earnings:
Continued operations	$(0.21)	$(0.45)	$(0.94)	$(0.37)
Discontinued operations	(0.00)	(0.03)	(0.02)	(0.09)
Net Income (Loss)	$(0.21)	$(0.48)	$(0.96)	$(0.46)
Diluted earnings:
Continued operations	$(0.21)	$(0.45)	$(0.94)	$(0.37)
Discontinued operations	(0.00)	(0.03)	(0.02)	(0.09)
Net Income (Loss)	$(0.21)	$(0.48)	$(0.96)	$(0.46)

Weighted average common and common equivalent shares outstanding:
Basic	13,973,462	13,148,611	13,699,739	12,275,353
Dilutive (a)	14,798,686	13,848,167	14,601,776	13,471,907

(a) Amount includes, for the three months and nine months of 2005, 0.8 million and 0.9 million, respectively, and for the three months and nine months of 2004, 0.7 million and 1.2 million, respectively, common equivalent shares that were excluded from the computation of dilutive earnings per share because they were anti-dilutive.